Exhibit 99.2
                            MARVEL ENTERPRISES, INC.

                             Moderator: Allen Lipson
                                  March 2, 2004
                                   9:00 am ET


Operator:      Ladies  and  gentlemen,  thank you for  standing  by.  Welcome to
               Marvel   Enterprises'   Fourth   Quarter  and  Year-End   Results
               Conference Call. During the  presentation,  all participants will
               be  in  a  listen-only  mode.  Afterwards,   we  will  conduct  a
               question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

               As a reminder, this conference is being recorded today, Tuesday, March 2, 2004. I would now like to turn the conference over to Mr. Allen Lipson, President and Chief Executive Officer, Marvel Enterprises. Please go ahead, sir.

Allen Lipson:  Thank you,  Operator.  Welcome to  Marvel's  Fourth  Quarter  and
               Full-Year 2003 Conference Call. On the call with me today are Ken West, our CFO, Avi Arad and David Maisel, CEO and COO respectively of Marvel Studios, Tim Rothwell, head of our Global Consumer Media Group and Gui Karyo, head of our Publishing Division.

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               We plan to make our  overview  comments as concise as possible to allow time for Q&A. Before we get to the heart of the call, David Collins will present a few cautionary comments.

David Collins: Certain  statements that the Company will make on this conference call and simultaneous Webcast are forward-looking statements that involve risk and uncertainties such as the statements of the Company's plans, goals, objectives, expectations, intentions, and financial guidance.

               Participants on this conference call and Webcast are cautioned that while the forward-looking statements made today reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties and the Company's actual results could differ materially from those discussed on this phone call.

               Certain of these factors that could cause or contribute to such differences are described in today's news announcement and the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Allen Lipson:  Thanks, David. I'd now like to turn the call over to our CFO, Ken
               West, for a review of the fourth quarter and full-year financials as well as our Q1 and updated 2004 guidance. Ken?

Ken West:      Thank you,  Allen.  Good  morning.  This morning we are reporting
               operating  results  above  the  updated  financial   guidance  we
               provided on November 4th and I'll take just a few minutes now to review the highlights of the quarter as well as our updated financial guidance for 2004.


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               Consolidated  net sales of $85.8  million in the  fourth  quarter were on par with the prior year's fourth quarter of $86.5 million; however, this year's results reflect higher sales in licensing and publishing segments. Whereas, toy sales declined as expected on both absolute and relative terms. As a result of this shift in mix, largely to higher margin licensing sales, fourth quarter consolidated gross profit increased to approximately $64 million, reflecting a gross profit percentage improvement from 56% to 75% of net sales quarter-over-quarter.

               Consolidated SG&A is up over the fourth quarter of 2003 and as a percent of net revenues, SG&A has increased from 35 to 45%. As we discussed in the last two quarterly conference calls, included in SG&A are accruals for estimated studio royalties, which are significantly greater than in 2002, representing the estimated studio share of merchandise licensing associated with the various movie projects already released.

               Operating income for the fourth quarter increased 15% to approximately $27 million from last year's fourth quarter operating income of approximately $23 million. The quarter's results reflect continued strong retail sell-through of consumer products, based on our library of characters, and more specifically very strong performance of Hulk and Spider-Man licensed items. The robust retail performance of Marvel-branded products generated a significant number of what we term overages in the fourth quarter, which are earned royalties in excess of a licensee's minimum guarantee.

               During the year, Marvel entered into over 300 new or amended license agreements and additionally earned overages in 2003 aggregated in excess of $45 million dollars from 175 different licensees, which compares to approximately $11 million of overages earned in 2002. Licenses recently closed, generally for a two-year term, have been concluded at substantially higher guarantees and, therefore, the overages for 2004 are forecasted to approximate half the amounts earned in 2003.


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

               Fourth quarter results in 2003 also reflect continued overage payments made to the Spider-Man movie merchandising joint venture we have with Sony. Our 50% interest in these payments, net of expenses, represented approximately $2.4 million in the '03 fourth quarter, a contribution that was higher than originally projected.

               Net income amounted to $13.5 million in the fourth quarter of '03 compared to net income of $7.2 million in last year's fourth quarter. Net income attributable to common stock per diluted share rose to $0.18 compared to a loss per share of $1.03 during last year's - that is 2002's - fourth quarter, which quarter includes the effect of a one-time preferred stock dividend of approximately $56 million.

               Net income for the year 2003 amounted to a $151.6 million as compared to $22.6 million in 2002 and after preferred stock dividends, fully diluted earnings per share amounted to $2.01 in '03 as compared to a loss of $1.18 in '02.

               Late in the fourth quarter, we identified that our third quarter tax reserve analysis was not complete and that we principally valued federal net operating loss carry forwards or NOLs. As a result, we released the valuation reserved for a portion of the state NOLs in the fourth quarter, which resulted in the increase in the 2004 effective tax rate from the previously estimated rate of 36% to 41%. This adjustment has no impact on free cash flow for '04 or, in fact, for a number of years thereafter.


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               As  a  result  of  reported   operations,   cash  and  short-term
               investments rose to approximately $247 million at the end of the year, up from $211 million reported at September 30, 2003. Yesterday's cash and short-term investments have grown to a balance in excess of $270 million. Now for updated guidance for '04.

               Now to review '04 guidance and the first quarter provided in today's news announcement, for the full-year 2004 we indicated that we are forecasting net sales and operating earnings towards the high end of the range previously stated with operating income now projected in the range of $185-$195 million. Forecasted net sales have risen to the range of $450-$460 million, also an increase over previous guidance for the period.

               Despite the forecasted increase in operating earnings for 2004, because of the Company's accounting for income taxes as previously noted, earnings per share, attributable to common stock holders, are estimated within the range of $1.23 to $1.37. The increase in effective rate from 2003 to 2004 does not at all accelerate the amount of income taxes to be paid in cash. We anticipate that we will commence paying federal income taxes starting in the second quarter of '04 as previously indicated. Our estimate of 2004 income taxes to be paid in '04 range from $46 to $50 million dollars.

               We have also provided initial first quarter guidance of sales and operating income, whereby operating income is anticipated in the range of $44 to $47 million as compared to $55 million in the first quarter of 2003. The first quarter results of 2003 include a significant videogame license extension, which in fact was one of the largest licenses ever generated for Marvel, which is not projected to have an equal in the first quarter of 2004.


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               General merchandise  licensing remains strong, plus we have begun to ship large initial orders of Spider-Man 2 movie toys, the two principal driving forces toward our sales projection of $110 to $115 million in our first quarter.

               The Company announced a three-for-two stock split to be distributed on March 26, 2004 to stockholders of record on March 12, 2004. After adjustment for this stock split and a normal tax provision, diluted earnings per share is projected in the range of $0.19 to $0.22 for the first quarter of '04, as compared to $0.38 during the comparable period in 2003. We continue our plan to be debt free by end of our second quarter by paying off our existing $152 million of 12% Senior notes when first callable, which is June 15, 2004, for an aggregate payoff figure of $160 million.

               In summary, we greatly look forward to 2004 and the benefits of the four theatrical releases scheduled this year. Allen?

Allen Lipson:  Thanks,  Ken. As we have  demonstrated with our full-year results today and in Ken's remarks, Marvel's licensing business is hitting on all cylinders and is one of the key drivers in our expectations and financial guidance for continued growth in 2004 and beyond. Given our optimism for the future, as well as our desire to make our equity as accessible as possible for the broader space of investors, as you have already heard, our board approved a three-for-two stock split.

               The stock split echoes management and the Board's confidence in the long-term prospects of Marvel's business and also sets the stage for further improving the liquidity of our shares. Of particular importance, we believe that by reducing our share price Marvel stock becomes more attractive to retail and other investors, many of whom are Marvel fans.


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

               We believe such investors can have a longer-term investment outlook and we also believe that Marvel shareholders can have a greater affinity for purchasing Marvel branded products and entertainment.

               With our business on a very solid footing and clearly focused on generating cash, in the second half of 2003 we began implementing a growth strategy focusing on building out each of our divisions to better position them for long-term growth.

               As our business model revolves around exploiting intellectual property with relatively small or limited capital costs, our growth initiatives have been primarily based on building our team of human capital. Accordingly, during the latter half of 2003 and year-to-date in 2004, we have substantially enhanced our management team. Key hires and appointments over the past few quarters include the substantial strengthening of our core licensing business with several strategic hires.

               Tim Rothwell was appointed the head Marvel's Worldwide Consumer Media Group, joining us from Universal where we worked closely with him on the Hulk merchandising campaign. At Marvel, he is leading a team to enhance growth in domestic markets, plus focusing greater attention and resources on international licensing opportunities, an area that, until recently, we had been unable to pursue.

               As I had previously stated, our international licensing activities represent an area of substantial long-term growth, particularly given the strong demand we have witnessed for our characters abroad by a feature film project. Staffing up to pursue international-licensing opportunities, we also hired Bruno Maglione as President International and Bill Rahn, Managing Director, Japan and Asia.


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

               Bruno and Bill have opened our first licensing offices outside the United States in Europe and in Asia, where they will leverage their experience and contacts to support our long-term international-licensing goals. Our international offices are off to a great start, but we are not anticipating any significant contributions from these offices to our financial guidance until the second half of 2004.

               In publishing, we have enhanced our operations with the appointment of Dan Buckley as publisher of Marvel Comics and appointed Gui Karyo, who was Executive Vice President of Operations and Chief Information Officer, to also oversee operational and fiscal management of our publishing business. Dan and Gui are doing an excellent job as reflected in our Q4 results and are now working on projects to expand our distribution and demographic reach later this year and next.

               On the entertainment front, we recently announced the hiring of David Maisel to serve as President and COO of Marvel Studios. We view David's role as providing the financial, business and strategic support we need to develop a broader base of entertainment projects, including in television and direct to video. Avi Arad, CEO of Marvel Studios, and his creative team will continue to lead our dialogues and marketing efforts in conjunction with David's efforts to develop the underlying production and financial support.

               Though we already have a very substantial pipeline of projects, many of which we have listed in today's news announcement, given our 4,700 strong character base, we still see a tremendous opportunity to continue our momentum and both expand as well as diversify our slate of entertainment projects. At this time, I'd like to call on Avi Arad to give us a brief overview of the status of our entertainment development efforts. Avi?


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Avi Arad:      Good morning,  everybody. 2004 is going to be a busy year for us.
               April 16th we are releasing our first movie for the year, The Punisher, the movie we are making with Lions Gate, previously Artisan. The marketing effort started aggressively and I'm sure many of you saw the trailer. And beginning next week there will be spots on air and we're very excited about it. That will be followed by Spider-Man 2 from Sony; that movie is coming out July 2nd. We feel that we have a spectacular movie and we expect to continue our success in the Spider-Man franchise. We are hard at work on both movies and starting to develop the scenarios for the sequels.

               On August 12th, New Line is introducing Blade 3. Blade 3 marks one of the new landmarks for the Marvel franchise. This is the third movie in the Blade franchise. It's bigger and better and further proof of the power of the franchise that we can put out the three movies on a real, quite obscure character of ours. When the movie comes out, when you see it, it will be pretty clear that Blade 4 will be in the works. And in October, there will be Man-Thing: again, a Lions Gate release. It's a horror movie; part of our horror universe, a very old character. And that's the slate for 2004.

               Into 2005, it's been quite busy for us. We are going into production for the 2005 release of Fantastic Four. It's a tent-pole movie that will be in July 2005. Elektra starts production in May with Jennifer Garner. We don't have a release date yet but we're going into production. And Iron Man, which will be a November 2005 release, which will go into production in the middle of the year. Ghost Rider, again with Sony, and again a late 2005 release, and so is Luke Cage, again with Sony.

               Out of this production slate for the 2005 releases, some of these movies are to support all of our core businesses such as Fantastic Four, Iron Man and Ghost Rider. They lend themselves to toy lines, various licensing and, obviously, videogames. In the pipeline into the 2006 season, we are in development, in process, on X-Men 3, Hulk 2, Punisher 2, Iron Fist, Black Widow, and the highly anticipated Namor, that we hope to release in 2006 from Universal Pictures. That's it.

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Allen Lipson:  Thanks,  Avi. Before I continue,  I'd like to turn it back to Ken for one thing because I think he recognized he made a mistake.

Ken West:      Absolutely.  In fact,  I have stated  before our  forecasted  net sales for 2004, but my notes were not appropriately updated and since that our forecasted range of sales is really in the range of $420 to $440 million and I had misstated it previously.

Allen Lipson:  Thanks,  Ken. As we look at the  full-year  2004 from a financial standpoint, we expect the continuance of a very strong operating income and cash flow generation. Further, as we have repeatedly indicated, it is our intention to call, in mid-June, our remaining $151 million in 12% senior notes for $106 per note for a total of approximately $160 million. While we would make payments totaling $18 million in interest for these notes in 2004, divided equally between the semiannual interest and the 6% premium for calling the notes, given our strong cash generation and relatively modest capital requirements, it will still leave us with roughly $110 million of cash and certificates of deposit. With the elimination of the senior notes, Marvel will be free of restrictions on dividends and stock repurchases, which were associated with the terms of the senior notes and we will then be in a position to consider these matters.

               We will also be considering additional ways to deploy our cash and high return, low risk, accretive opportunities such as our purchase last year of Cover Concepts, a specialty-advertising firm that provided us with an excellent entry into the Kindergarten to Grade 12 market nationwide. Such opportunities take time to identify and develop.


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               On the M&A front,  we continue to be open to and actively look at
               possible  acquisition   opportunities.   Again,  our  acquisition
               criteria   are   focused  on  the   addition   of   complementary
               intellectual property or businesses that are not capital or risk intensive in nature and which are accretive to shareholder value. And that brings me to the end of my prepared remarks.

               However, before we open the call to your questions, I did want to address some questions that have been asked of us in the recent past regarding inventory and inventory practices within our Toy Biz division. Essentially, we have heard rumors that we have excess inventory in China and in the customer channel. We have also heard allegations of improper revenue recognition, whereby we allegedly book revenues without shipping the goods, thereby inflating our operating results.

               As President and CEO, I categorically deny these rumors and more importantly, I do so on this call, which is an SEC sanctioned disclosure forum, the transcript of which will be filed with the SEC. Our revenue recognition policies are very clear and very easy to audit. We do not book toy revenue until the customer has taken possession of the goods and title has passed. By far the majority of our toy sales are on an FOB basis in China, secured by letters of credit. Further, our toy sales are based on customer orders. We are not able to stuff the channel as has been alleged. I trust this fully answers these rumors; however, we are willing to answer any related questions.

               With that, Operator, we would like to open the call to the Q&A period. Operator, may we take the first question.

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Operator:      Thank you. Ladies and gentlemen,  if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request -- one moment please for the first question.

Our first question is from the line of Arvind Bhatia, Southwest Securities. Please proceed with your question.

Arvind Bhatia: Good morning, guys.

Group:         Good morning, Arvind.

Arvind Bhatia: Good quarter. Okay, first question - Avi, did I hear you say that a sequel to Spider-Man is being contemplated at this point? And if that is what you intended to say, are we looking at maybe a 2006 or a 2007 type of time frame for Spider-Man 3? That's my first question. And then a housekeeping question: Q4 overages, I don't know Ken, I know you mentioned the annual number. If you have the Q4 overages number, then I have a couple of follow-ups.

Allen Lipson:  All right, Avi, do you want to go first?

Avi Arad:      To  your  first  question,  Spider-Man  3  is  in  development  -
               contemplated release date would be probably 2007.

Arvind Bhatia: Gotcha. This is new, isn't it?


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Avi Arad:      I'm sorry?

Arvind Bhatia: This is a new  development  or this  has  been  going on for some time?

Avi Arad:      New development to continue the franchise?

Arvind Bhatia: The timing, I guess.

Avi Arad:      Well, you know,  best-case scenario,  I can tell you 2006, it's a big movie and we'd rather play it safe and talk about the 2007 at this point. If there should be any surprises, we'll update you.

Arvind Bhatia: Okay.

Ken West:      Arvind,  with respect to the overages  that were  recorded in the fourth quarter 2003, and that was a very strong sell-in period for various licensees for Marvel-related merchandise, and that amount aggregated approximately $16 million, an increase over 2002's fourth quarter.

Arvind Bhatia: Thank you.

Operator:      Thank you. Our next question comes from the line of Gordon Hodge,
               Thomas Weisel Partners. Please proceed with your question.

Gordon Hodge:  Good morning.  I have a couple  questions.  If you could expand a little bit on the margins in the fourth quarter on the licensing side. It looked like you had higher splits with studios maybe than we were expecting. If you could just discuss gross margin, which I gather remains quite high and then how the studio splits and maybe the mix of Hulk versus core classic Marvel character licensing went in the quarter? That would be great. Thanks.

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Ken West:      Okay,  sure.  You're  absolutely  right in respect that the gross profit associated with license activities has a very consistent high margin and operating margins and licensing have been affected by the sharing with the studios. And in absolute terms for 2003, our accruals associated with studio sharing aggregated a little shy of $40 million dollars, which compares to the amount in '02 of less than $3 million. So as we continue to have very healthy merchandise licensing associated with studio related projects like The Hulk and Spider-Man, we'll have a lot of sharing associated with those positive economic results.

Gordon Hodge:  So did you have significant  Hulk sales in the fourth quarter?  I would assume those would have been largely diminishing at that point or was it mostly Spider-Man then that kicked in?

Ken West:      There was strength in both Hulk and  Spider-Man  specifically  in the third and the fourth quarter and we were very pleased with respect to both properties' licensing results.

Gordon Hodge:  Great, and then one more question for Avi. You mentioned that you were going into production on Fantastic Four. Does that mean you have a director and that the film has been greenlit at Fox?

Avi Arad:      Okay - we are  interviewing  at this point.  We are down to three directors. We are feverishly interviewing them. It's really up to us now to pick a director. We have a great script and we are just trying to make a decision based on who we feel is the best man for the job. In the meanwhile, the process of pre-production has started.

Gordon Hodge:  Excellent. Thank you.


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

Operator:      Thank you. Our next question comes from the line of Robert Routh,
               Natexis. Please proceed with your question.

Robert Routh:  Yes.  Congratulations on the quarter, guys. A few quick questions
               - first, you mentioned that you categorically deny the rumors that have been spreading around and, obviously, they've been spreading around for quite some time now. It's been almost, I'd say, a year that certain individuals and entities have come out with speculation about accounting practices, management practices, etc.

               I'm just wondering whether or not, at some point, management would consider taking action against these individuals since you are publicly saying that you are categorically denying them; then there comes a point where it becomes almost a responsibility, I would think, to just almost go after these people and get them to stop doing what they're doing since it obviously impacts the stock in the market. And I'm wondering if you could comment a little on that.

               Second, I'm wondering if you could comment on the recent deal you signed with Lions Gate. Obviously, for Black Widow and Punisher 2 and Iron Fist and whether or not there's opportunities for a further collaboration with Lions Gate/Artisan in the future on additional projects.

               And finally, I'm wondering if you could tell us what you expect your cash balance to be at the end of Fiscal '04 based on your existing budget and what your actual free cash flow number was for 2003?

Allen Lipson:  With  respect to your initial  question,  what we're doing at the end of the day is focusing on our business. That's what we have to do and, obviously, the numbers are going to speak for themselves quarter after quarter as we do better and better and we come out with the numbers or, you know, hit guidance or exceed guidance.

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               Obviously,  I personally am somewhat upset about this whole thing because it falls into, you know, the question of integrity of management. But at the end of the day, the rumors are going to go away because the numbers are going to be there. I am confident of that and it's all going to be a tempest in a teapot because they are all going to go away. We just produce and what else can I say about that?

Robert Routh:  Fair enough.

Allen Lipson:  With respect to Lions Gate, David, why don't you take that?

David Maisel:  Sure.  We very much like the deal that we  announced  with  Lions
               Gate  last  week and we like the  structure  of that deal for our properties and the upside it gives to Marvel. And to your question about whether we do deals with Lions Gate going forward, we're analyzing every opportunity in the studio for our properties and we're talking to all the potential partners and obviously we like working with Lions Gate very much so they will be part of those discussions going forward.

Allen Lipson:  And, Ken?

Ken West:      Yes,  with  respect  to cash  flows.  Cash flows  generated  from operating activities in the current year were approximately $171 million, which compares to $75 million in 2002. And based on our current projection, after paying for the Senior Notes' interest, retiring all $151 million of Senior Notes and starting to pay federal income taxes, we anticipate ending 2004, based on these current projections, with some number approximating $200 million of cash in the bank.


                                       16
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Robert Routh:  Okay,  great. And just one follow up: Given that after '04 you're going to lose your tax shield with -- even though that's high cost debt - making your discount rate, your cost of equity, is management at that point or currently considering anything that you can do to mitigate taxes going forward?

Ken West:      In fact we are  initiating  some  discussions  with  our  outside auditors and tax advisors to create a worldwide tax structure to mitigate all future taxes and it's a nice problem to have and we're looking forward to addressing that positively sometime late in '04.

Robert Routh:  Okay,  great. And that $200 million number you gave? That's a net cash number year-end '04 12/31 based on guidance?

Ken West:      Exactly,  in fact as  anticipated,  we will  not have any debt at that time based on what we've projected so far.

Robert Routh:  Great. Thank you very much.

Operator:      Thank you.  Our next  question  is from the line of John  Taylor,
               Arcadia. Please proceed with your question.

John Taylor:   Good  morning,  I got a couple of  questions.  In the past you've talked about the layering effect of your various properties, and I wonder if you could talk about that within the context of your revenue guidance for 2004. Just kind of break that into pots to whatever level of detail you feel comfortable.


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               And then the  second  question  is did you get much in the way of early shipment of Spider-Man toys in the fourth quarter to be on the shelf in the first quarter? Is there much of Spidey 2 toy revenue in that toy line?

               And then, yeah, I guess those are my two, thanks.

Ken West:      With  respect to the sales  recorded  in 2003,  specifically  the fourth quarter of Spider-Man 2 movie toys, there's  approximately
               $10 million that has been sold and recognized as income in '03 for that, so hopefully that properly addresses that.

               And as far as the layering impact for licensing and all the characters in '04, I mean we continue to benefit from exactly that point, which is, you know, consistent with whatever we've met or mentioned in prior calls. Classic licensing for classic characters and movie-related characters continue to build and the momentum is strong with respect to each of those characters. And we look forward to just generating the benefits associated with those cash flows and new license renewals.

John Taylor:   Let me try that a different  way.  What I guess I'm trying to get at is if you look at your revised guidance of $420 to $440, can you give us a rough guess as to how much of that has to do with properties that are really launched in 2004 versus things that are - you might consider carry-forward, a catalog kind of thing?

Ken West:      We  expect  that a  majority,  or  almost  half,  of the  revenue associated with projected 2004 is to be generated from toy activity, which is principally focused on Spider-Man movie toy action figures. So clearly -- and role-playing games. So clearly that's going to be a driving force in the toys. And the licensing surrounding that is also anticipated to be quite strong.

John Taylor:   Okay so it sounds like new properties are probably going to be as a percent of total, a higher number in '04 than they were in '03?
               Is that fair?

Allen Lipson:  Yeah, you're probably right.

John Taylor:   Okay thank you.

Operator:      Thank you.  Our next  question is from the line of Marla  Backer,
               Research Associates. Please proceed with the question.

Marla Backer:  Thank  you.  I have a couple of  questions.  First of all I would like to know on the international front, what are you finding so far in terms of international? Where has the popularity been? Is it primarily Spider-Man? Is there interest in some of the other characters? And as a percentage of total revenue, where do you see that currently and what's your projection in '04 and then possibly, you know, a couple of years out?

Allen Lipson:  Tim,  why don't you - could you answer the  question  in terms of the international appeal of characters?

Tim Rothwell:  Absolutely.  Basically we've set up two international operations, as Allen had mentioned earlier: one in an office in Japan and also one in London. And our driving property continues to be Spider-Man, but what's very nice about it, Spider-Man's the entree into discussions for broader relationships with other potential licensees in these international markets.

               So Spider-Man is clearly a driving force at this time. Europe, we're finding the market to be very, very similar to the US, whereas there's a very wide appeal for a collection of Marvel characters. In Japan though it clearly is Spider-Man is the driving force and we'll build a base of business there.

Marla Backer:  Mm-hmm, okay.

Avi Arad:      Tim,  I want to add to  that,  that so far all the  entertainment properties out of Marvel, our movies, performed practically as well as they performed in the US around the world.

Tim Rothwell:  That's right.

Avi Arad:      So it seems to be that the level of  interest  in our  properties again driven the same way. If entertainment works, we take a property that may have been unknown and now they're known the world over. And it plays - basically it plays the same as in the US. So we feel that the awareness is growing and the interest is growing on a worldwide basis.

Tim Rothwell:  Yes, a great example of that was Hulk, for example. Hulk traveled internationally very, very well from a licensing standpoint, and very solid merchandising programs were in place internationally on Hulk.

Marla Backer:  Mm-hmm, okay. And can you give us some idea of what international currently constitutes as a percentage of total and where you see that going?

Ken West:      I can address  specifically that the international  licensing for
               2003 was approximately 8% of the licensing revenue. And we're anticipating that that amount is going to be growing. But proportionally it's depending upon the mix of licensing to toys and publishing. And toys will be the dominant revenue generator for '04 compared to '03.

Marla Backer:  Okay. All right,  thank you. And then a question on potential M&A opportunities. Now the Cover Concepts acquisition was relatively small. I think that the company generated some $4 million at the top line and, you know, we were estimating that you paid something in that ballpark.

               Going forward is that along the order of what we should be thinking for you, in terms of what you're willing to pay, number one. And number two, when you say, "complementary," are you talking about increasing your demographic target audience or, you know, what kind of "complementary?" You've talked in the past about going from action, you know, genre, to even moving into comics - I don't mean comics, I mean comedy. So what do you mean by, "complementary?"

Allen Lipson:  Well,  two things.  First the Cover  Concept was  relatively - in terms of cash, was relatively insignificant. Do I mean that potential M&A would be in that order? No. It could be of course much - could be larger. The issue is whether it is complementary -- and I'll get into that -- as well as accretive to shareholder value. That's the issue. Cover Concepts was a very specific acquisition that we did because of the distribution network that it had, and that's what we were looking at -- the distribution as opposed to the overall business.

               With respect to complementary, we already have 4,700 characters and we are in all genres right now. We already have comic characters -- characters that are comic, horror, superheroes, non-superheroes. Complementary would mean getting into different demographics in terms of maybe skewed more toward girls, females, maybe younger. That's what I meant by complementary to the existing character - to our existing intellectual properties.

Avi Arad:      Allen,  let me jump in with that. We are  currently  developing a slate. When we look at what movies we want out, they follow quite a specific marketing plan, looking for the areas that we feel we want to further extend.

               You'll see over the next two years more female-oriented films, or characters like Black Widow, like Elektra, that are going to take care of a demographic in an area to expand into. You'll see more exposure into family fare, characters like Power Pack, which is sort of the Spy Kid of the Marvel Universe. So we will continue mining our own 4,700 characters to expand the customer - consumer base.

Marla Backer:  Mm-hmm, okay. Thank you.

Operator:      Thank you.  Our next  question is from the line of Peter  Mirsky,
               Oppenheimer. Please proceed with your question.

Peter Mirsky:  Thanks  very  much.  Actually  most  of my  questions  have  been answered. Maybe I could ask a question of Tim -- Tim Rothwell. How are you approaching the international - your international effort - newly or differently from what you were doing in the past? And I assume in saying that second half will be the - when the international kicks in significantly, that Spider-Man will be driving that?

Tim Rothwell:  Well  Spider-Man  clearly in 2004 is a dominant  property for us.
               But the key is, it's actually having seasoned executives on the ground in these very important markets.

               So by adding Bruno Maglione to run our European operations -- in the past Marvel has relied solely on agents. Now we're in a process where we have Bruno, who is reassessing all of our agent relationships in countries outside of the UK. And we're structuring new deals. We're making a lot of changes with who represents the interest of Marvel internationally.

               Same thing in Japan. We're changing agents, we're moving over to more of a guaranteed structure with our agents. So in another words, instead of, "Here's our library, agents, and, Go out and good luck," now we're taking a more aggressive approach, bringing on stronger agents. Our agents are having to put up financial guarantees so that they have to perform in the marketplace.

               So that's probably one of the most significant changes there. And then also I myself will be spending quite a bit of time internationally. And we're going to go around to key countries all around the world. And as our slate solidifies - theatrical slate solidifies, you know, we're going to go out into the key markets and we're going to present our big events, therefore just building stronger merchandising programs, building stronger retail programs around the world.

Peter Mirsky:  Thanks. Just a quick follow-up. So the - presumably the increased guarantees improve the predictability of the numbers overall?

Ken West:      Absolutely.

Peter Mirsky:  Great, thank you very much.

Operator:      Thank you.  Our next  question  is from the line of Paul Tryon of
               First Albany Capital. Please proceed with your question.

Paul Tryon:    Yes, hi guys. Did you give a percentage of that $440 that will be license revenue next year?

Ken West:      We did not,  but it's  going to  represent  between 35 and 40% of projected '04 revenue.

Paul Tryon:    Okay, between 35 and 40%? Okay.

Ken West:      Correct.

Paul Tryon:    That was - okay. That's all I have, thanks.

Ken West:      Okay.

Operator:      Our next question is from the line of Joe Hovorka, Raymond James.
               Please proceed with your question.

Joe Hovorka:   Thank you.  This  question  for Ken.  You said that there was $40 million or just shy of $40 million of accrual in the licensing business for studios. What was that number in the fourth quarter?

Ken West:      What I meant - the $40 million,  approximately,  was the charging of the - not just the accrued liabilities end of the year, but the charge in '03, and the amount that was accrued in the fourth quarter was approximately $17 million.

Joe Hovorka:   Okay, and I think in the past  conference  calls -- and you maybe have already said this. I apologize; I was on late. But what percentage of your licensing business was generated by movie properties in the fourth quarter?

Allen Lipson:  Ken you want to take that?

Ken West:      It's not that we  actually  track our own revenue  specific  like that, however I can guess that the movie properties -- we can get back to you on that. I just - I don't want to guess on that factor.

Joe Hovorka:   Okay, thank you. That's all.

Operator:      Thank you. We have a follow-up question from Gordon Hodge, Thomas
               Weisel Partners. Please proceed with your question.

Gordon Hodge:  Yeah, this is kind of a follow-on to the last question.  I'm just curious for the year, I think when - during the analyst day you had given us a number of licensing revenue unrelated to movies and I'm just curious if you have an update of that number for the year. Or maybe that's - you may have to get back to us, but anyway, if you have that it'd be great.

Allen Lipson:  When you say  unrelated  to the  movies,  you mean  unrelated  to movies that appeared during the year?

Gordon Hodge:  Yeah I guess  really  - I think  what  you  call  classic  Marvel character licensing revenues, if you have that number that would be great, for the year.

Ken West:      Instead  of  estimating  I think  I'm  going to - let's  actually quantify that and we'll get back to you.

Operator:      Thank you. We have another follow-up question from Arvind Bhatia,
               Southwest Securities. Please proceed with your question.

Arvind Bhatia: Yes, I actually wondered if you can comment on the 2006 line-up a little bit, from the standpoint of what properties will be attractive for toy lines. I know there is, you know, the Hulk 2 -- obviously that's going to be great. But, you know, just would like to get your color on what...

AviArad:       Okay.

Arvind Bhatia: What's most exciting for 2006?

AviArad: Okay. I think the most toyetic - one of the most toyetic things in the Marvel Universe is Sub-Mariner Namor, which we are in development with Universal Studios now for the last three years. Basically you can look at it - it's Star Wars under water. It's a story about an Atlantis vis-a-vis Earth, and David Self, an acclaimed writer, wrote the script. And it's planned for 2006. We are now talking to directors. We have visual designs. It's a very, very extensive toy line and other opportunities the world has never seen before.

               Sort of the likes of what Jurassic Park brought to viewers seeing the world that otherwise you couldn't get to, the undersea is a fascinating frontier that probably is connected to the future in energy, food, medicine and so on and so forth. And we have something quite spectacular and we - the plan is to release the movie for 2006.

               Hulk 2 for 2006, again will be supporting all core businesses. It will be a different version of the Hulk. It will be that - as we all remember, the origin was hard and wrenching. Hulk 2 will be what we call "Hulk Lite." It will be more about the heroic one.

               We have - on the docket we have things as Captain America and Nick Fury, both of which are large toy lines. But again, it's a little early for us to say it's definitely for 2006. What we are comfortable with is X-Men, Hulk, Namor, Black Widow and Punisher
               2. It's a busy slate, but there'll be at least three core business support movies for 2006.

Operator:      Thank you. Our final question of the day is from the line of John
               Taylor, Arcadia. Please proceed with your question.

John Taylor:   Hi, so it sounds like  international  is going to be a bigger mix of revenue in '04 maybe. And did I hear you correctly, I wonder if you could maybe, you know, quantify that for us -- percent in '04 versus percent of '03.

               And then did I hear you correctly say that some piece of international was not in guidance? That may have been in your prepared remarks. That's the first one.

               And then if I'm looking at the slate of film releases coming up, could you tell us which of these are subject to the shared royalty agreements and which ones are basically much more sort of, you know, closer to 100% Marvel? Thank you.

Ken West:      As far as quantifying the  international  licensing for '04, as I mentioned for '03 international licensing was less than 10%. And our projections for international licensing in '04 have it rising between 10 and 15 - to 10 and 15% of the licensing revenue anticipated for '04.

               So we're really looking at actually doubling our international licensing efforts, and results.

Operator:      Thank you. Mr. Lipson I will turn the call back over to you.

Allen Lipson:  Thank you. Before  concluding this call I would like to thank all of our investors for their interest and support, and for your participation on today's call. We look forward to updating you on our continued progress when we report our first quarter results in April.

               Thank you for joining us today.

Operator:      Ladies and gentlemen,  that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your lines.

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